Exhibit (a)(1)(K)

Form of Reminder E-mail Regarding Offer Period—Dates May Change if Expiration Date of Offer is Extended

Dear Polycom Employee:

This is a reminder to you that the deadline of August 21, 2009 (9:00 p.m., Pacific Time) is approaching for you to elect to participate in the stock option exchange program. If you wish to participate in the offer to exchange your eligible options, as described in the offer documents provided to you in the launch email from OptionExchange@Polycom.com, dated July 27, 2009, you may make an election via Polycom’s offer website at https://polycom.equitybenefits.com or by facsimile at 1-925-924-5702, by following the instructions provided in the offer documents.

Your participation in the offer is completely voluntary. You are not obligated to participate in the offer, and if you do not respond by the deadline referred to above, any options you hold will remain subject to their present terms.

Questions or requests for assistance should be addressed to Polycom’s Stock Administration Department by phone at 1-925-924-5727 or by email at OptionExchangeQuestions@Polycom.com.

Form of Reminder Email Message to Dutch Employees

From: OptionExchange@Polycom.com

[DATE]

Dear Dutch Employees:

This email serves as a reminder that if you wish to participate in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, you must print, sign and return the Dutch agreement, attached as Schedule A to the election form, which also can be found on the Option Exchange website at https://polycom.equitybenefits.com. The signed agreement should be faxed to the Stock Administration Department at 1-925-924-5702. Please note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date, which is currently scheduled to occur at 9:00 p.m. Pacific Time on August 21, 2009.

If you have any questions in this regard, please address them to OptionExchangeQuestions@Polycom.com or call 1-925-924-5727.

Thank you.